Exhibit 99.1

U.S. Department of Commerce Approves Mullen’s Tunica, MS Facility as Foreign Trade Zone

Approval delivers up to $21 million in deferred duty for the remainder of FY2024 and FY2025 and supports Company’s focus on American manufacturing jobs

BREA, Calif., May 9, 2024 -- via IBN -- Mullen Automotive, Inc. (NASDAQ: MULN) (“Mullen” or the “Company”), an electric vehicle (“EV”) manufacturer, announces today the Company has been approved for Foreign Trade Zone (“FTZ”) status with the U.S. Department of Commerce for its commercial vehicle manufacturing and assembly center located in Tunica, MS. A copy of Mullen’s FTZ approval can be found here.

With FTZ approval, the Company now qualifies for a variety of benefits, including deferment of payments on duties related to import fees. For domestic U.S. sales, the Company is now able to match import duty payment to when vehicles are shipped from the zone. This key FTZ benefit reduces the pressure on cash flow which is significantly different from the previous model of paying duty at time of port entry. Mullen estimates that resulting deferred working capital on domestic sales could result in deferred outlays of up to $21 million for FY2024 and FY2025.

For international sales, the Company is now 100% exempt from duties and taxes owed on vehicles exported, returning a bottom-line pick-up of up to 27% on vehicle kits and 11% on vehicle batteries for a blended average of 20% on the full duty cost associated with both Class 1 EV cargo vans and Class 3 EV trucks.

“Foreign Trade Zone approval for our Tunica facility is a significant milestone for us, further strengthening our manufacturing position while delivering a competitive advantage and cash flow saving opportunities,” said David Michery, CEO and chairman of Mullen Automotive. “This approval also helps the overall economic development of the local Tunica, MS community.”

Mullen’s FTZ benefits now include:

●	Enhanced global competitiveness
●	Reduction of taxes and fees
●	Increase logistics flexibility
●	Relief from inverted tariffs
●	Duty exemption on re-exports
●	Duty elimination on waste, scrap and yield loss
●	Weekly entry savings
●	Duty deferral
●	Improve global supply chain performance

What is a Foreign-Trade Zone?

A Foreign-Trade Zone (FTZ or Zone) is a secure area within the United States where foreign and domestic merchandise is generally considered to be in international commerce and outside of U.S. Customs territory for duty and tariff purposes. Companies that operate in foreign-trade zones can defer, reduce, or eliminate Customs duties. FTZs were created by Congress in 1934 to encourage international trade and capital investment in the U.S. Zones offer a competitive advantage for U.S.-based operations and attract foreign investment to America by encouraging multinational firms to establish operations in the U.S.

About Mullen

Mullen Automotive (NASDAQ: MULN) is a Southern California-based automotive company building the next generation of commercial electric vehicles (“EVs”) with two United States-based vehicle plants located in Tunica, Mississippi, (120,000 square feet) and Mishawaka, Indiana (650,000 square feet). In August 2023, Mullen began commercial vehicle production in Tunica. In September 2023, Mullen received IRS approval for federal EV tax credits on its commercial vehicles with a Qualified Manufacturer designation that offers eligible customers up to $7,500 per vehicle. As of January 2024, both the Mullen ONE, a Class 1 EV cargo van, and Mullen THREE, a Class 3 EV cab chassis truck, are California Air Resource Board (CARB) and EPA certified and available for sale in the U.S.

To learn more about the Company, visit www.MullenUSA.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential" and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Mullen and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, the nature and extent of benefits the Company may receive as a result of its Foreign Trade Zone (“FTZ”) status, whether the anticipated amounts of deferred working capital on domestic sales will materialize in FY2024 and FY2025, the actual amount of bottom line pick up that will be achieved for international sales as a result of the duty exemption pursuant to the FTZ status and the extent of benefit FTZ status will have on the Tunica, MS community. Additional examples of such risks and uncertainties include but are not limited to: (i) Mullen’s ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Mullen's ability to maintain existing, and secure additional, contracts with manufacturers, parts and other service providers relating to its business; (iii) Mullen’s ability to successfully expand in existing markets and enter new markets; (iv) Mullen’s ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Mullen’s business; (viii) changes in government licensing and regulation that may adversely affect Mullen’s business; (ix) the risk that changes in consumer behavior could adversely affect Mullen’s business; (x) Mullen’s ability to protect its intellectual property; and (xi) local, industry and general business and economic conditions. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed by Mullen with the Securities and Exchange Commission. Mullen anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Mullen assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Mullen’s plans and expectations as of any subsequent date.

Contact:

Mullen Automotive, Inc.

+1 (714) 613-1900

www.MullenUSA.com

Corporate Communications:

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